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                                                                   EXHIBIT 23.1
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                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-62684-01) and the related prospectus of Allegiant Bancorp, Inc. for the registration of 1,380,000 Preferred Securities of Allegiant Capital Trust II and approximately $34,500,000 of Fixed Rate Subordinated Debentures of Allegiant Bancorp, Inc.
and to the incorporation by reference therein of our report dated January 17, 2001 with respect to the consolidated financial statements of Allegiant Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                              /s/ Ernst & Young LLP

St. Louis, Missouri
September 7, 2001